Exhibit No. 99
CONTACT: REGIS CORPORATION: Mark Fosland – SVP, Finance and Investor Relations, 952-806-1707

For Immediate Release

REGIS REPORTS FOURTH QUARTER 2015 RESULTS

MINNEAPOLIS, August 28, 2015 -- Regis Corporation (NYSE: RGS), a leader in the haircare industry, whose primary business is owning, operating and franchising hair salons, today reported results for its fiscal fourth quarter ended June 30, 2015 versus the prior year as noted below.

As a result of the Company's valuation allowance against most of its deferred tax assets, associated reported and as adjusted, after-tax results are not comparable to prior periods.

•	Sales of $462.9 million, a decline of $(21.0) million. Same-store sales decreased 0.8%.

◦	Same-store service and product sales decreased 0.6% and 1.8%, respectively.

•	GAAP net loss of $(2.6) million or $(0.05) per diluted share.

◦	Includes $0.04 per diluted share benefit due to the non-cash impact of the deferred tax valuation allowance on income tax expense.

◦	Includes $(0.06) per diluted share of discrete charges.

•	EBITDA, as adjusted, of $24.4 million compared to $25.8 million in the prior year quarter.

◦	Decrease of $(1.6) million from same-store sales declines.

◦
Increase of $0.2 million, mainly from improved salon productivity and inventory management, lower self-insurance reserves, cost savings, and higher franchise royalties and fees, was partly offset by higher incentives as we lap an incentive-lite year, minimum wage increases, planned strategic investments, and higher health insurance costs.

•	Diluted EPS, as adjusted, was $0.01 compared to $(0.10) in the prior year quarter.

◦	Excluding the impact of the deferred tax valuation allowance, Diluted EPS, as adjusted, increased $0.05 per share compared to the prior year quarter.

◦
Reduced interest expense, improved salon productivity and inventory management, lower self-insurance reserves, cost savings, lower depreciation, higher franchise royalties and fees and lower non-cash equity in losses of Empire Education Group, were partly offset by higher incentives as we lap an incentive-lite year, minimum wage increases, same-store sales declines, planned strategic investments, higher health insurance costs and tax expense.

•	The current quarter GAAP net loss includes net discrete expense of $3.1 million. The prior year quarter GAAP net loss includes net discrete expense of $11.5 million. See non-GAAP reconciliations.

Dan Hanrahan, President and Chief Executive Officer, commented, “Fiscal 2015 has been a year where we began to stabilize the business and we have seen change beginning to add value in many of our salons and districts. Our overall business reported same-store sales of minus 80 and 30 basis points for the fourth quarter and full year, respectively. We’ve made significant progress against our fiscal 2015 initiatives focused around Leadership Development, Asset Protection and Technical Education. Our strong leaders are driving sustainable improvement by using the tools, processes and metrics we provide to drive growth in their districts and salons quarter after quarter. They are becoming better at leading their salons and hiring and retaining top stylists and salon managers. To date, they continue to represent slightly over half our business. We are focused on those leaders who have yet to show progress by providing ongoing training and development and we continue to upgrade our field talent.”
The Company provided an update on the three key priorities to improve execution and performance in fiscal 2015. These areas follow the theme of people, process and metrics enabled by real-time information to make good business decisions and drive improved execution.
Leadership Development. As part of our ongoing effort to build a culture that provides an environment for stylists to succeed, we continued our work to develop, and where necessary, upgrade field leadership capabilities. We continued to train Regional Vice Presidents and Regional Directors, delivering on our commitment to offer important foundational development, focused on positive leadership, operational excellence, salon-level execution, presentation, coaching and training skills, strategic thinking, business planning and multi-unit oversight. In the back half of 2015, we rolled out training to all of our District Leaders, integrating technical education with positive leadership. In the fourth quarter, we continued our Salon Manager training pilot, focused on stylist recruitment, onboarding and retention, guest retention and basic salon operations. The pilot identified key developmental needs and helped us understand the pace and vehicles in which to deliver this type of training. As a result, we will introduce our new Salon Manager curriculum in fiscal 2016. This is a comprehensive program that helps Salon Managers become more confident and competent in their roles as teacher, leader and coach to stylists and focuses them on stylist retention and salon staffing. As designed, Salon Managers will review short bursts of online training tailored to key operational, leadership and revenue-generating programs with knowledge tests, applicable scenarios, and reinforcement and coaching by their District Leaders.
Technical Education. Providing meaningful technical education to our stylists is critical to satisfy their desire to develop their craft and make Regis their career destination. We are working to become more localized in the way we deliver and execute technical and experiential training and are nearly 50% complete in our efforts to recruit and align 92 Artistic Directors with our Regional Directors. These programs will provide our stylists with opportunities to receive several technical training sessions each year. When fully implemented, the program will ensure all salons receive in-salon technical training and provide regional cluster classes for our stylists to leverage based on specific needs.
Asset Protection. Our Asset Protection team continued helping our stylists and salons improve their sales performance and salon profitability. Through our stylist asset awareness program and salon visits, they are encouraging field leaders and stylists to make the right choices to optimize their individual success and revenues of Regis. During the fourth quarter, the Asset Protection team conducted approximately 800 awareness training sessions and salon visits, bringing our year to date total to approximately 3,500. Sales improvements from these visits were maintained in the fourth quarter, as our field leaders hold salons accountable for acceptable asset protection behaviors.
Mr. Hanrahan concluded, “Heading into fiscal 2016, I am confident we are following the right strategies to make Regis the place where stylists can have successful and satisfying careers. Doing so will drive improved stylist retention, salon staffing, salon-level execution, and in turn, great guest experiences that lead to consistent, profitable growth. We have significantly strengthened our field leadership and execution capabilities, improved our understanding of what drives successful results and developed reporting and analytics to measure our progress on stylist retention and salon staffing. That said, it is important to remember we are transforming our culture into one that is focused on realizing the potential of each of our salons. It takes time for cultural shifts to occur and is difficult to predict the pace at which our organization can change. We have significant work ahead of us, but I am proud of the foundational work already in place to help us drive long-term growth and shareholder value.”

Comparable Profitability Measures
	(Unaudited)
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014(2)	2015(2)	2014(2)
	(Dollars in millions)
Revenue	$462.9	$483.9	$1,837.3	$1,892.4

Revenue decline %	(4.3)	(3.6)	(2.9)	(6.3)

Same-Store Sales %	(0.8)	(1.8)	(0.3)	(4.8)
Same-Store Average Ticket % Change	1.5	1.3	1.6	1.3
Same-Store Guest Count % Change	(2.3)	(3.1)	(1.9)	(6.1)

Cost of Service and Product % (1)	58.7	59.0	59.3	59.1
Cost of Service and Product %, as adjusted (1)	58.7	59.0	59.3	59.1
Cost of Service % (1)	61.5	61.2	61.8	61.3
Cost of Product % (1)	47.0	50.3	49.7	50.3
Cost of Product %, as adjusted (1)	47.0	50.3	49.7	50.1

Site operating expense as % of total revenues, U.S. GAAP reported	10.5	10.5	10.5	10.8
Site operating expense as % of total revenues, as adjusted	10.0	10.8	10.6	10.9

General and administrative as % of total revenues, U.S. GAAP reported	10.8	9.3	10.1	9.1
General and administrative as % of total revenues, as adjusted	10.8	9.1	10.1	9.1

Operating income (loss) as % of total revenues, U.S. GAAP reported	(0.1)	0.5	0.2	(1.8)
Operating income as % of total revenues, as adjusted	0.4	0.4	0.1	0.0

EBITDA	19.6	10.5	73.8	56.5
EBITDA, as adjusted	24.4	25.8	86.5	100.8
____________________________________

1)	Excludes depreciation and amortization.

2)	Amounts for fiscal years 2015 and 2014 have been revised; see discussion in Rent section below.

Fourth Quarter Results:
Revenues. Revenue in the quarter of $462.9 million declined $(21.0) million, or 4.3%, compared to the prior year quarter. Same-store sales decreased 0.8% compared to the prior year quarter.
Service revenues were $362.3 million, a $(17.9) million decline, or 4.7%, compared to the prior year quarter. During this period, same-store service sales decreased 0.6%, driven by a decline in guest traffic of 1.7%, partly offset by an increase in average ticket of 1.1%. The remaining 410 basis point decline in service revenues compared to the prior year quarter was primarily due to a net reduction of 252 salons and foreign currency.
Product revenues were $88.6 million, a decrease of $(4.0) million, or 4.3%, compared to the prior year quarter. Product same-store sales for the quarter decreased 1.8%, driven by a decrease in average ticket of 2.6%, partly offset by an increase in guest traffic of 0.8%. The remaining 250 basis point decline in product revenues compared to the prior year quarter was primarily due to a net reduction of 252 salons and foreign currency.
Royalties and fees were $11.9 million, an increase of $0.8 million, or 7.3% compared to the prior year quarter. Franchisees posted positive same-store sales during the quarter and the Company added 145 net franchised locations in the last twelve months.
Cost of Service and Product. Cost of service and product, as a percent of service and product revenues, decreased to 58.7%, or 30 basis points, compared to the prior year quarter.
Cost of service as a percent of service revenues for the quarter was 61.5%, an increase of 30 basis points compared to the prior year quarter. State minimum wage increases, lapping of certain benefits in the prior year, increased healthcare and benefit costs and higher field incentives, as we lap an incentive-lite year, were partly offset by improved stylist productivity.
Cost of product as a percent of product revenues was 47.0%, an improvement of 330 basis points when compared to the prior year quarter. This is mainly the result of a favorable book-to-physical inventory adjustment, reflecting improved salon level inventory management and compliance throughout the year.
Site Operating Expenses. Site operating expenses of $48.4 million decreased $(2.7) million compared to the prior year quarter. Excluding the impact of discrete items in the current and prior year quarters, site operating expenses decreased $(6.2) million compared to the prior year quarter. The decrease was primarily driven by lower self-insurance reserves, a one-time refund of sales and use taxes, a net reduction of 252 salons, cost savings and lapping of certain costs in the prior year quarter.
General and Administrative. General and administrative expenses (G&A expense) for the year ended June 30, 2015 was $186.1 million. Due to the timing of certain expenses, fourth quarter G&A expense was disproportionately higher than the run-rate for the first three quarters of the current fiscal year. As a result, general & administrative expenses for the full fiscal year of $186.1 million is more reflective of the overall run-rate. We remain focused on simplifying and driving further cost efficiencies.
In the fourth quarter, general and administrative expenses of $50.1 million increased $5.1 million compared to the prior year quarter. Excluding the impact of discrete items in both periods, general and administrative expenses increased $5.9 million compared to the prior year quarter. The increase was driven by higher incentives as we lap an incentive-lite year, and planned strategic investments in Asset Protection and Human Resource initiatives, partly offset by reduced professional fees.
Rent. Rent expense was $78.2 million, or 16.9% of revenues. As a percentage of revenues, rent decreased 30 basis points versus the prior year quarter. The net reduction of 252 salons was partly offset by negative leverage from same-store sales declines.
In the fourth quarter, the Company identified a $5.3 million understatement of its deferred rent liability. This did not have a material impact on adjusted earnings in any fiscal year from 2011 through 2015. Non-cash rent expense increased $63,000, $157,000 and $471,000 in fiscal 2015, 2014 and 2013, respectively, and $4.3 million of this understatement related to fiscal 2010 and prior. Cash flows were not impacted in any year because the understatement relates to non-cash impacts of deferred rent and deferred tax. Because the overall understatement was deemed to be material to the fourth quarter and fiscal year earnings, the Company revised its annual financial statements for fiscal years 2011 through 2015 and quarterly financial statements for fiscal years 2014 and 2015 to reflect the revised accounting treatment for deferred rent. Accordingly, the Company concluded a material weakness existed in its internal controls related to the accounting for leases, and is the process of remediating this weakness.
Depreciation and Amortization. Depreciation and amortization was $22.0 million compared to $22.9 million in the prior year quarter, a decrease of $(0.9) million. This decrease was primarily driven by lower depreciation expense on a reduced salon asset base, partly offset by higher non-cash impairment charges.
Income Taxes. Income tax benefit of $2.2 million primarily represents a $2.0 million non-cash reversal of previously recorded charges relating to tax benefits on certain indefinite-lived assets the Company cannot recognize for reporting purposes. While the total non-cash expense related to this matter for the year ended June 30, 2015 was $8.9 million, there is variation from quarter to quarter as a result of how the effective tax rate is computed at interim periods.
The presence of a valuation allowance, including the non-cash tax effect on certain indefinite-lived assets, affects comparability of income taxes, as adjusted.
Equity in Affiliates. Loss from equity method investments and affiliated companies was $(1.8) million, compared to a $(16.4) million loss in the prior year quarter. Excluding the impact of discrete items in the prior year, equity in losses of affiliates improved $2.0 million compared to the prior year quarter, primarily due to lower non-cash charges recorded by Empire Education Group in the current year quarter.
EBITDA, as Adjusted. EBITDA, as adjusted, which excludes the impact of equity in earnings of affiliated companies and discrete items in both periods, was $24.4 million, a decrease of $(1.4) million compared to the prior year quarter.
Discrete Items. Discrete items for the current quarter netted to $3.1 million of expense, comprised of the following items:

Expense:

•	Legal fees of $0.2 million.

•	Trade Secret discontinued operations of $0.6 million.

•	Insurance reserve adjustments of $2.2 million.

A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Regis Corporation will host a conference call via webcast discussing fourth quarter results today, August 28, 2015, at 9 a.m., Central time. Interested parties are invited to participate in the live webcast by logging on to www.regiscorp.com or participate by phone by dialing 800-967-7134. A replay of the presentation will be available later that day. The replay phone number is 888-203-1112, access code 9656366.
About Regis Corporation
Regis Corporation (NYSE:RGS) is the leader in beauty salons and cosmetology education. As of June 30, 2015, the Company owned, franchised or held ownership interests in 9,556 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, SmartStyle, MasterCuts, Regis Salons, Sassoon Salon, Cost Cutters and First Choice Haircutters. Regis maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include the continued ability of the Company to execute on our strategy and build on the foundational initiatives that we have implemented; the success of our stylists and our ability to attract, train and retain talented stylists; changes in regulatory and statutory laws; changes in tax rates; the effect of changes to healthcare laws; our ability to manage cyber threats and protect the security of sensitive information about our guests, employees, vendors or Company information; reliance on management information systems; reliance on external vendors; changes in distribution channels of manufacturers; financial performance of our franchisees; internal control over the accounting for leases; competition within the personal hair care industry; changes in interest rates and foreign currency exchange rates; failure to standardize operating processes across brands; the ability of the Company to maintain satisfactory relationships with certain companies and suppliers; the continued ability of the Company to implement cost reduction initiatives; compliance with debt covenants; changes in economic conditions; financial performance of our investment with Empire Education Group; changes in consumer tastes and fashion trends; or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED BALANCE SHEET (Unaudited)
(Dollars in thousands, except per share data)

	June 30, 2015	June 30, 2014(1)
ASSETS
Current assets:
Cash and cash equivalents	$212,279	$378,627
Receivables, net	24,631	25,808
Inventories	128,610	137,151
Income tax receivable	993	6,461
Other current assets	61,769	65,219
Total current assets	428,282	613,266

Property and equipment, net	218,157	266,538
Goodwill	418,953	425,264
Other intangibles, net	17,069	19,812
Investment in affiliates	15,321	28,611
Other assets	64,233	62,458
Total assets	$1,162,015	$1,415,949

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Long-term debt, current portion	$2	$173,501
Accounts payable	63,302	68,491
Accrued expenses	153,362	144,544
Total current liabilities	216,666	386,536

Long-term debt and capital lease obligations	120,000	120,002
Other noncurrent liabilities	197,905	195,419
Total liabilities	534,571	701,957

Shareholders’ equity:
Common stock, $0.05 par value; issued and outstanding, 53,664,366 and 56,651,166 common shares at June 30, 2015 and 2014, respectively	2,683	2,833
Additional paid-in capital	298,396	337,837
Accumulated other comprehensive income	9,506	22,651
Retained earnings	316,859	350,671
Total shareholders’ equity	627,444	713,992
Total liabilities and shareholders’ equity	$1,162,015	$1,415,949
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1)	Amounts for fiscal year 2014 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014(1)	2015(1)	2014(1)
Revenues:
Service	$362,329	$380,187	$1,429,408	$1,480,103
Product	88,640	92,633	363,236	371,454
Royalties and fees	11,920	11,106	44,643	40,880
	462,889	483,926	1,837,287	1,892,437
Operating expenses:
Cost of service	222,981	232,522	882,717	907,294
Cost of product	41,634	46,573	180,558	186,924
Site operating expenses	48,385	51,044	192,442	203,450
General and administrative	50,117	45,035	186,051	172,793
Rent	78,170	83,376	309,125	322,262
Depreciation and amortization	22,048	22,918	82,863	99,733
Goodwill impairment	—	—	—	34,939
Total operating expenses	463,335	481,468	1,833,756	1,927,395
Operating (loss) income	(446)	2,458	3,531	(34,958)
Other (expense) income:
Interest expense	(2,363)	(6,334)	(10,206)	(22,290)
Interest income and other, net	390	808	1,697	1,952
Loss before income taxes and equity in loss of affiliated companies	(2,419)	(3,068)	(4,978)	(55,296)
Income taxes	2,240	1,711	(14,605)	(72,955)
Equity in loss of affiliated companies, net of income taxes	(1,764)	(16,385)	(13,629)	(11,623)
Loss from continuing operations	(1,943)	(17,742)	(33,212)	(139,874)
(Loss) income from discontinued operations, net of income taxes	(630)	744	(630)	1,353
Net loss	$(2,573)	$(16,998)	$(33,842)	$(138,521)
Net loss per share:
Basic and diluted:
Loss from continuing operations	(0.04)	(0.31)	(0.60)	(2.48)
(Loss) income from discontinued operations	(0.01)	0.01	(0.01)	0.02
Net loss per share, basic and diluted (2)	$(0.05)	$(0.30)	$(0.62)	$(2.45)
Weighted average common and common equivalent shares outstanding:
Basic and diluted	54,222	56,524	54,992	56,482
Cash dividends declared per common share	$—	$—	$—	$0.12
____________________________________

(1)	Amounts for fiscal years 2015 and 2014 have been revised.

(2)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS (Unaudited)
(Dollars in thousands)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014(1)	2015(1)	2014(1)
Net loss	$(2,573)	$(16,998)	$(33,842)	$(138,521)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments during the period	2,182	3,155	(13,515)	1,930
Recognition of deferred compensation and other	370	165	370	165
Other comprehensive income (loss)	2,552	3,320	(13,145)	2,095
Comprehensive loss	$(21)	$(13,678)	$(46,987)	$(136,426)
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1)	Amounts for fiscal years 2015 and 2014 have been revised.

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REGIS CORPORATION (NYSE: RGS)
CONSOLIDATED STATEMENT OF CASH FLOW (Unaudited)
(Dollars in thousands)

	Twelve Months Ended June 30,
	2015(1)	2014(1)
Cash flows from operating activities:
Net loss	$(33,842)	$(138,521)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	68,259	81,406
Equity in loss of affiliated companies	13,629	11,623
Deferred income taxes	11,154	70,635
Gain from sale of salon assets	(1,210)	—
Loss on write down of inventories	—	854
Goodwill impairment	—	34,939
Salon asset impairments	14,604	18,327
Stock-based compensation	8,647	6,400
Amortization of debt discount and financing costs	1,722	8,152
Other non-cash items affecting earnings	257	224
Changes in operating assets and liabilities, excluding the effects of acquisitions
Receivables	446	5,681
Inventories	6,197	2,275
Income tax receivable	5,298	26,884
Other current assets	3,049	(5,979)
Other assets	(4,480)	(88)
Accounts payable	(3,261)	1,907
Accrued expenses	8,249	3,955
Other noncurrent liabilities	(4,756)	(11,919)
Net cash provided by operating activities	93,962	116,755

Cash flows from investing activities:
Capital expenditures	(38,257)	(49,439)
Proceeds from sale of assets	2,986	14
Salon acquisitions, net of cash acquired	—	(15)
Proceeds from loans and investments	—	5,056
Change in restricted cash	(312)	—
Net cash used in investing activities	(35,583)	(44,384)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of fees	—	118,058
Repayments of long-term debt and capital lease obligations	(173,751)	(7,059)
Repurchase of common stock	(47,888)	—
Dividends paid	—	(6,793)
Net cash (used in) provided by financing activities	(221,639)	104,206

Effect of exchange rate changes on cash and cash equivalents	(3,088)	914

Decrease (increase) in cash and cash equivalents	(166,348)	177,491

Cash and cash equivalents:
Beginning of period	378,627	201,136
End of period	$212,279	$378,627
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1)	Amounts for fiscal years 2015 and 2014 have been revised.

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SAME-STORE SALES (1):

	For the Three Months Ended
	June 30, 2015			June 30, 2014
	Service	Retail	Total	Service	Retail	Total
SmartStyle	1.2%	(1.4)%	0.5%	1.9%	(9.8)%	(2.0)%
Supercuts	1.4	(1.1)	1.1	7.0	(0.7)	6.2
MasterCuts	(4.8)	(3.9)	(4.7)	(3.5)	(17.5)	(6.2)
Other Value	(1.2)	(2.1)	(1.3)	(2.6)	(6.3)	(3.0)
North American Value	(0.1)%	(1.7)%	(0.4)%	0.9%	(8.8)%	(1.0)%

North American Premium	(3.4)%	(3.9)%	(3.4)%	(4.3)%	(7.8)%	(4.9)%

International	1.3%	1.2%	1.3%	(0.7)%	(6.2)%	(2.2)%

Consolidated	(0.6)%	(1.8)%	(0.8)%	(0.2)%	(8.4)%	(1.8)%

	For the Twelve Months Ended
	June 30, 2015			June 30, 2014
	Service	Retail	Total	Service	Retail	Total
SmartStyle	2.4%	(0.3)%	1.6%	(2.6)%	(11.0)%	(5.4)%
Supercuts	1.1	2.9	1.3	1.7	(9.4)	0.5
MasterCuts	(4.2)	(3.2)	(4.0)	(7.7)	(16.3)	(9.4)
Other Value	(1.1)	3.1	(0.7)	(4.9)	(9.8)	(5.4)
North American Value	0.2%	0.4%	0.3%	(2.9)%	(11.1)%	(4.5)%

North American Premium	(3.3)%	(1.6)%	(3.0)%	(6.0)%	(9.5)%	(6.7)%

International	1.1%	(0.8)%	0.6%	(0.3)%	(4.2)%	(1.5)%

Consolidated	(0.4)%	—%	(0.3)%	(3.4)%	(10.3)%	(4.8)%
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(1) Same-store sales are calculated on a daily basis as the total change in sales for company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly and fiscal year same-store sales are the sum of the same-store sales computed on a daily basis. Locations relocated within a one-mile radius are included in same-store sales as they are considered to have been open in the prior period. International same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.

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REGIS CORPORATION (NYSE: RGS)
System-wide location counts

	June 30, 2015	June 30, 2014
COMPANY-OWNED SALONS:

SmartStyle/Cost Cutters in Walmart Stores	2,639	2,574
Supercuts	1,092	1,176
MasterCuts	466	505
Other Value	1,711	1,846
Regis salons	761	816
Total North American Salons (1)	6,669	6,917
Total International Salons (2)	356	360
Total Company-owned Salons	7,025	7,277

FRANCHISE SALONS:

SmartStyle/Cost Cutters in Walmart Stores	127	126
Supercuts	1,393	1,213
Other Value	804	840
Total North American Salons (1)	2,324	2,179
Total International Salons (2)	—	—
Total Franchise Salons	2,324	2,179

OWNERSHIP INTEREST LOCATIONS:

Equity ownership interest locations	207	218

Grand Total, System-wide	9,556	9,674
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(1) The North American Value operating segment is comprised primarily of the SmartStyle, Supercuts, MasterCuts and Other Value salon brands. The North American Premium operating segment is comprised primarily of the Regis salon brands.
(2) Canadian and Puerto Rican salons are included in the North American salon totals.

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Non-GAAP Reconciliations

We believe our presentation of non-GAAP operating income, net income, net income per diluted share, and other non-GAAP financial measures provides meaningful insight into our ongoing operating performance and an alternative perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information research analysts frequently use to analyze financial performance.

The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations in that they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with both our financial statements prepared in accordance with U.S. GAAP and the reconciliation of the selected U.S. GAAP to non-GAAP financial measures, which are located in the Investor Information section of the corporate website at www.regiscorp.com.

Non-GAAP reconciling items for the three and twelve months ended June 30, 2015 and 2014:

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. The following items have been excluded from our non-GAAP results:

•	Inventory reserves attributed to our inventory simplification program.

•	Self-insurance reserve adjustments.

•	Expense associated with legal cases.

•	Professional fees associated with the evaluation and sale of non-core assets.

•	Deferred compensation adjustments.

•	Accelerated depreciation related to our corporate office consolidation.

•	Goodwill impairment charge related to our Regis salon concept reporting unit.

•	Establishment of deferred tax valuation allowances.

•	Recovery of previously impaired investment in an affiliate.

•	Our portion of a deferred tax asset valuation allowance established by Empire Education Group (EEG) and other than temporary impairment associated with our investment in EEG.

•	Discontinued operations.

Non-GAAP tax provision adjustments primarily relate to changes in taxable income or loss resulting from the non-GAAP reconciling items addressed above. During the three months ended December 31, 2013, the Company established a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the Non-GAAP tables.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures (Unaudited)
(Dollars in thousands, except per share data)

Reconciliation of U.S. GAAP operating (loss) income and net loss to equivalent non-GAAP measures
		Three Months Ended June 30,		Twelve Months Ended June 30,
	U.S. GAAP financial line item	2015	2014(4)	2015(4)	2014(4)
U.S. GAAP revenue		$462,889	$483,926	$1,837,287	$1,892,437

U.S. GAAP operating (loss) income		$(446)	$2,458	$3,531	$(34,958)

Non-GAAP operating expense adjustments:
Inventory reserves	Cost of product	—	—	—	854
Self-insurance reserve adjustments	Site operating expense	2,249	(1,334)	(1,477)	(2,007)
Legal fees	General and administrative	187	978	88	3,671
Professional fees	General and administrative	—	21	—	360
Deferred compensation adjustments	General and administrative	—	—	(184)	(3,703)
Corporate office consolidation accelerated depreciation	Depreciation and amortization	—	—	—	746
Goodwill impairment	Goodwill impairment	—	—	—	34,939
Total non-GAAP operating expense adjustments		2,436	(335)	(1,573)	34,860
Non-GAAP operating income (1)		$1,990	$2,123	$1,958	$(98)

U.S. GAAP net loss (2)		$(2,573)	$(16,998)	$(33,842)	$(138,521)

Non-GAAP net loss adjustments:
Non-GAAP operating expense adjustments		2,436	(335)	(1,573)	34,860
Deferred tax valuation allowances	Income taxes	—	—	2,115	86,616
Tax provision adjustments(3)	Income taxes	—	—	—	(6,705)
Recovery of previously impaired investment in affiliate	Equity in loss of affiliated companies, net of income taxes	—	—	—	(3,077)
Empire Education Group impairments	Equity in loss of affiliated companies, net of income taxes	—	12,590	11,510	12,590
Discontinued operations	(Loss) income from discontinued operations, net of income taxes	630	(744)	630	(1,353)
Total non-GAAP net loss adjustments		3,066	11,511	12,682	122,931
Non-GAAP net income (loss)		$493	$(5,487)	$(21,160)	$(15,590)
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Notes:

(1)
Adjusted operating margins for the three months ended June 30, 2015, and 2014, were 0.4% and 0.4%, respectively, and were 0.1% and 0.0% for the twelve months ended June 30, 2015 and 2014, respectively, and are calculated as non-GAAP operating income divided by U.S. GAAP revenue for each respective period.

(2)
For the three and twelve months ended June 30, 2015, income tax benefit (expense) of $2.2 million and $(14.6) million relates primarily to a $2.0 million non-cash benefit and $8.9 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. The twelve months ended June 30, 2015, also includes a discrete, non-cash charge of $2.1 million to establish a valuation allowance against the majority of Canadian deferred tax assets. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter.

(3)
During the three months ended December 31, 2013, the Company recorded a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the table. For the twelve months ended June 30, 2014, non-GAAP operating expense adjustments identified prior to the valuation allowance, except the goodwill impairment, were tax effected using 37%. The goodwill impairment had a tax benefit of approximately $6.3 million for the twelve months ended June 30, 2014 as the charge was only partly deductible for income tax purposes.

(4)	Amounts for fiscal years 2015 and 2014 have been revised.

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REGIS CORPORATION
Reconciliation of selected U.S. GAAP to non-GAAP financial measures
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of U.S. GAAP net loss per diluted share to non-GAAP net income (loss) per diluted share
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014(4)	2015(4)	2014(4)
U.S. GAAP net loss per diluted share (1)	$(0.047)	$(0.301)	$(0.615)	$(2.452)
Non-GAAP adjustments (2):
Inventory reserves	—	—	—	0.009
Self-insurance reserve adjustments	0.041	(0.024)	(0.027)	(0.031)
Legal fees	0.003	0.017	0.002	0.052
Professional fees	—	—	—	0.003
Deferred compensation adjustments	—	—	(0.003)	(0.049)
Corporate office consolidation accelerated depreciation	—	—	—	0.008
Goodwill impairment	—	—	—	0.506
Deferred tax asset valuation allowances	—	—	0.038	1.534
Impact of income tax rate difference	—	—	—	(0.001)
Recovery of previously impaired investment in affiliate	—	—	—	(0.054)
Empire Education Group impairments	—	0.223	0.209	0.223
Discontinued operations	0.012	(0.013)	0.011	(0.024)
Non-GAAP net income (loss) per diluted share (1) (3)	$0.009	$(0.097)	$(0.385)	$(0.276)

U.S. GAAP Weighted average shares - basic and diluted	54,222	56,524	54,992	56,482
Non-GAAP Weighted average shares - diluted	54,494	56,524	54,992	56,482
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Notes:

(1)
For the three and twelve months ended June 30, 2015, income tax benefit (expense) of $2.2 million and $(14.6) million relates primarily to a $2.0 million non-cash benefit and $8.9 million non-cash charge relating to tax benefits on certain indefinite-lived assets that the Company cannot recognize for reporting purposes. The twelve months ended June 30, 2015, also includes a discrete, non-cash charge of $2.1 million to establish a valuation allowance against the majority of Canadian deferred tax assets. The presence of a valuation allowance, including the non-cash tax expense on certain indefinite-lived assets, affects comparability of income tax expense, as adjusted and will cause our effective tax rate to fluctuate from quarter to quarter. For the three months ended June 30, 2015, the Company evaluated GAAP diluted EPS with and without the full effects of the valuation allowance and calculated an impact of $0.04. Diluted EPS, as adjusted, without the presence of the valuation allowance, was ($0.05) and ($0.10) for the three months ended June 30, 2015 and 2014, respectively, representing an improvement of $0.05.

(2)
During the three months ended December 31, 2013, the Company recorded a valuation allowance against the majority of its deferred tax assets. Any non-GAAP adjustments identified after the establishment of the valuation allowance were not tax effected in the table. For the twelve months ended June 30, 2014, non-GAAP operating expense adjustments identified prior to the valuation allowance, except the goodwill impairment, were tax effected using 37%. The goodwill impairment had a tax benefit of approximately $6.3 million for the twelve months ended June 30, 2014 as the charge was only partly deductible for income tax purposes.

(3)	Total is a recalculation; line items calculated individually may not sum to total due to rounding.

(4)	Amounts for fiscal years 2015 and 2014 have been revised.

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REGIS CORPORATION
Reconciliation of reported U.S. GAAP net loss to adjusted EBITDA, a non-GAAP financial measure
(Dollars in thousands)
(Unaudited)

Adjusted EBITDA
EBITDA represents U.S. GAAP net loss for the respective period excluding interest expense, income taxes and depreciation and amortization expense. The Company defines adjusted EBITDA, as EBITDA excluding equity in loss of affiliated companies, and identified items impacting comparability for each respective period. For the three and twelve months ended June 30, 2015 and 2014, the items impacting comparability consisted of the items identified in the non-GAAP reconciling items for the respective periods. The impact of the income tax provision adjustments associated with the above items and accelerated depreciation related to the corporate office consolidation are already included in the U.S. GAAP reported net loss to EBITDA reconciliation, therefore there is no adjustment needed for the reconciliation from EBITDA to adjusted EBITDA. The impacts of the Company's portion of the deferred tax asset valuation allowance established by EEG, the impairment on the Company's investment in EEG and the recovery of previously impaired investments in an affiliate, are already included by excluding the impact of the Company’s equity in loss of affiliated companies, net of taxes, as reported.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014(1)	2015(1)	2014(1)
Consolidated reported net loss, as reported (U.S. GAAP)	$(2,573)	$(16,998)	$(33,842)	$(138,521)
Interest expense, as reported	2,363	6,334	10,206	22,290
Income taxes, as reported	(2,240)	(1,711)	14,605	72,955
Depreciation and amortization, as reported	22,048	22,918	82,863	99,733
EBITDA (as defined above)	$19,598	$10,543	$73,832	$56,457

Equity in loss of affiliated companies, net of income taxes, as reported	1,764	16,385	13,629	11,623
Inventory reserves	—	—	—	854
Self-insurance reserve adjustments	2,249	(1,334)	(1,477)	(2,007)
Legal fees	187	978	88	3,671
Professional fees	—	21	—	360
Deferred compensation adjustment	—	—	(184)	(3,703)
Goodwill impairment	—	—	—	34,939
Loss (income) from discontinued operations, net of income taxes, as reported	630	(744)	630	(1,353)
Adjusted EBITDA, non-GAAP financial measure	$24,428	$25,849	$86,518	$100,841

____________________________________

(1)	Amounts for fiscal years 2015 and 2014 have been revised.

REGIS CORPORATION
Reconciliation of reported U.S. GAAP revenue change to same-store sales (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Revenue decline, as reported (U.S. GAAP)	(4.3)%	(3.6)%	(2.9)%	(6.3)%
Effect of new stores and conversions	(0.5)	(0.7)	(0.6)	(0.8)
Effect of closed salons	2.8	2.3	2.7	2.6
Other	1.2	0.2	0.5	(0.3)
Same-store sales, non-GAAP	(0.8)%	(1.8)%	(0.3)%	(4.8)%

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